Exhibit 10.1

[English translation from the original Russian language document]

CREDIT AGREEMENT Nr. 00VL3L

on opening the revolving line of credit

in Russian rubles

St. Petersburg city	"17" August 2012

OPEN JOINT STOCK COMPANY "ALFA-BANK" (OGRN (Basic State Registration Number) 1027700067328) hereinafter referred to as the "Creditor", represented by the Deputy Director of Customer Service of the "Saint-Petersburg" branch of OJSC "Alfa-Bank", Mr. Sokolov A.G., acting under the Power of attorney No. 5/2046 Д of 04.06.2012, on the one part, and Limited Liability Company "TOT MONEY" (OGRN (Basic State Registration Number) 1127746225540), hereinafter referred to as "Borrower", represented by the Director General Katsaev Tsakhay Khayrullaevich, acting under the Charter, on the other part, together hereinafter referred to as the "Parties", have concluded this Credit Agreement (the "Agreement") as follows:

1. SUBJECT OF THE AGREEMENT

1.1. The Creditor, as per the terms of this Agreement, undertakes to lend the Borrower cash in Russian rubles (hereinafter - the "Credits") in the form of a revolving credit line with the credit line limit set at 300.000.000,00 (three hundred million) Russian rubles (hereinafter - the "Credit line"), and the Borrower , as per the terms of the Agreement undertakes to repay the principal amount of the Credits, the accrued interest, and other payments specified in this Agreement.

The purpose of the Credits is financing of the Borrower’s current activities.

The “Preapproved revolving credit line” is the maximum sum of the immediate indebtedness of the Borrower on the Credits on any given day of the duration of the Credit line.

The duration of the Credit line is the period of time, set forth in Article 2 of this Agreement, during which funds can be drawn and repaid.

1.2. The date of discharge of obligations of the payment of any amounts under this Agreement is the date on which the accounts of the Borrower opened in the Creditor’s bank are being debited in fulfillment of the obligations of the Borrower under this Agreement, or the date on which funds for repayment of the Credit line debt were credited to the correspondent account of the Creditor in fulfillment of the Borrower's obligations under this Agreement, if the amount of debt is withdrawn from the accounts of the Borrower opened in other banks.

1.3. This Agreement may not be altered, canceled or terminated in the event of considerable change of the circumstances present at the time when Parties entered into this Agreement.

1.4. The obligations of the Borrower under this Agreement shall be secured by:

- the pledge of property rights to the deposits as per the Pledge agreement No. 00VL3Z001 "17" August, 2012, concluded with the Borrower;

- Guarantee of JSC "SAT & COMPANY", executed by Agreement of guarantee No. 00VL3P001 of "17" August, 2012.

2. CONDITIONS AND TERMS OF THE CREDITS GRANTING

2.1. The duration of the Credit line is set from the "17" of August 2012 to the "21" of May 2014 inclusive. After the expiration of the Credit line The Credits are not available for the Borrower.

2.2. The Credits are granted on the basis of concluded between the Creditor and the Borrower Additional agreements, drawn up in the form set out in the Annex Nr. 1 to this Agreement.

The Credit currency is the Russian rubles.

The allowance of the Credits is carried out within the available credit balance of the Credit line. If the Borrower does not make full use of available credit balance of the Credit line to its expiry or until the closing date of the available credit balance of the Credit line on the grounds specified in the clause 7.2 of this Agreement, the available credit balance of the Credit line is canceled on the date of expiry of the Credit line or the date of the closing the available credit balance of the Credit line.

The available balance of the indebtedness is defined as the difference between the set limit of the indebtedness in any day of the duration of the Credit line and the actual amount of the indebtedness on the Credits as of the current date.

2.3. The Credit repayment period is set with the corresponding Additional agreements. The Borrower shall repay all the Credits received under this Credit agreement before the date of expiry of the Credit line (inclusive).

The Credits during the duration of the Credit line are granted for a period not exceeding 6 (six) months.

2.4. To account the indebtedness under the Credits the Creditor opens for the Borrower the credit accounts.

The Credits are granted by transferring the credit amounts from the relevant credit account to the bank account of the Borrower specified in the Additional agreement on the granting each Credit.

2.5. The grant date is the date of the Credit indebtedness formation for the respective credit account, which reflects the Credit granting.

2.6. The Credits granting is carried out in the absence of the past-due interests and other payments under this Agreement, including fees related to the Credits granting, opening or maintaining the Credit line (if the payment of the fee is provided for in this Agreement), and if the Borrower meets his obligations to obey the established by this Agreement limits of the maximum size of the total credit portfolio.

3. REPAYMENT OF BANK CHARGES AND INTEREST

3.1. The Borrower shall pay the amount of interest accrued at the rate established by the relevant Additional Agreement, but not in excess of 14% (fourteen per cent) per annum for utilization of each Credit.

3.2. The amount of the interest is calculated based on the actual total amount of Credits from the date when indebtedness has occurred on the relevant loan account (inclusive), and to the date of the repayment of the loan specified in the relevant Additional Agreement (inclusive). Accrual of interest shall discontinue after the date of repayment of the Credit specified in the relevant Additional Agreement.

3.3. Interest shall be paid by the Borrower on monthly basis, on the 25th of each month.

Interest is paid for the actual number of days of Credits’ utilization and the number of days in a year is considered to be 365 or 366 days in accordance with the actual number of calendar days of that year.

The last payment of interest is made on the date of final repayment of each Credit.

3.4. In the event of changes in the refinancing rate of the Bank of Russia, rate LIBOR, MOSPRIME RATE, lending rates of the interbank market, change in the domestic or foreign financial markets, as well as in some other events, based on the Creditor’s reasonable judgment, the Creditor has the right to unilaterally change the interest rate (s) for the utilization of a Credit, established in the corresponding addendum.

The Creditor shall send a notice to the Borrower of the change in interest rate.

The Borrower shall, within three (3) business days after the receipt of the notice referred to in this paragraph, submit to the Lender a written consent to pay interest based on the new interest rate and make interest payments according to the newly-established interest rate.

Shall the Borrower disagree with the change of the interest rate, the Borrower has the right to early repay the amount of debt on the Credit within five (5) working days from the date of receiving the notice of the change in the interest rate specified in this paragraph.

In the event when the Borrower fails to provide the Creditor with a written consent (the Lender did not receive the Borrower’s written consent) or in the event of default on early Credit repayment within 5 (five) working days of receiving written notice of the change in the interest rate specified in this paragraph, the Borrower shall pay interest according to the newly established interest rate.

4. RIGHTS AND OBLIGATIONS OF THE PARTIES

WARRANTIES AND REPRESENTATIONS OF THE BORROWER

4.1. The Borrower hereby declares and warrants to the Creditor that on the date of this Agreement and the date of granting any loan under this Agreement:

4.1.1. The Borrower is a duly incorporated legal entity, acting in accordance with the legislation of the Russian Federation;

4.1.2. the Borrower follows corporate procedures necessary for conclusion of this Agreement; conclusion of this Agreement has been approved by the Borrower’s governing bodies;

4.1.3. this Agreement on behalf of the Borrower is signed by a person duly authorized for such actions;

4.1.4. conclusion of this Agreement and fulfillment of its terms shall not break or breach terms of statutory documents, any provision of the Russian Federation legislation or any agreement or document in which the Borrower is a party;

4.1.5. there are no circumstances that may restrict, prohibit or cause other essential negative effect to the Borrower's obligations under this Agreement.

4.2. The Borrower agrees to repay the debt on the Credits within the time limits specified in relevant Supplementary agreements and to carry out timely interest payments on the Credits and other payments specified in this Agreement.

The Borrower agrees to use the Credits only for the purposes specified in this Agreement and / or respective Additional agreements if, according to the terms of this Agreement and / or corresponding Additional Credit Agreement, the use of the Credits is a strictly intended purpose.

4.3. The Borrower agrees to provide current quarterly accounting statements (Form No. 1, No. 2, No. 4) with the mark of the appropriate inspection of the Federal Tax Service of Russia about receiving such statements, no later than five (5) business days of the second month following the statement quarter, and the annual balance with appendices (Form No. 1, No. 2, No. 4) with the mark of the appropriate inspection of the Federal Tax Service of Russia about receiving such reports not later than April 5 of the year following the year of report.

The Borrower shall also, at the same time with the accounting statement, submit the following information:

- Interpretation of accounts receivables in respect of Top 10 of debtors as of the reporting date including the debtor’s name, the debt amount, the date of occurrence, the amount and the period of delay; Top 10 of debtors is understood as a debt of not less than 10% (ten percent) of the total accounts receivables.

- Explanation of accounts payable in respect of Top 10 of creditors as of the reporting date including the creditor’s name, the debt amount, the date of occurrence, the amount and the period of delay (if any).

Top 10 of creditors is understood as a debt of not less than 10% (ten percent) of the total accounts payable.

- Interpretation of long-term and short-term investments (p. 1150, 1240) as of the reporting date (for the loans granted, please state the loan amount, the existing debt amount, the grant date, the maturity date, the repayment schedule and the security (if any));

- Interpretation of the Borrower's debt on credits and granted loans on a quarterly basis as of the reporting date (please state the creditor’s/lender’s bank, the loan amount, the current debt amount, the grant / settlement date, securities, the repayment schedule, the schedule / order of repayment, delays and extensions);

- Data about out-of-balance obligations of the Borrower for the issued warranties and guarantees of the third parties’ obligations, stating the creditor, the debtor, the type of obligation, the commitment date, the commitment expiration date, the obligation amount, the current debt as of the reporting date, and in part of financial and operational leasing, where the Borrower is the Lessee, - in the context of the Lessor with showing total debt as of the reporting date and the average weighted period of lease agreements for each Lessor;

-Certificates from the banks in which the Borrower has accounts, certified by creditor banks, about absence / presence of loan indebtedness and debt according to card index No. 2, certificate of current loan indebtedness and turnovers on accounts on a quarterly basis as of the reporting date for the reporting quarter;

- Certificate of the Borrower with the information as of the reporting date:

- about calculated amortization in the structure of self-cost for the reporting period;

- about the turnover on accounts opened by the Borrower, which shall include a layout by banks with monthly layout for the reporting quarter;

- about presence / absence as of the current date of past-due indebtedness to the employees on wages on the last reporting date;

- a list of all court cases in ordinary courts, arbitration courts, intermediate courts, in which the Borrower is a party, including the name of the court, the dispute essence, the claim amount and other information;

- information on issue of orders of enforcement of judiciaries to recover money from the Borrower, and also about enforcement proceedings in respect of the Borrower as of the current date;

- information about arrest, pledge and other encumbrances of the Borrower as of the current date.

The Borrower agrees to provide a certificate of an appropriate inspection of the Federal Tax Service of Russia which confirms presence / absence of past-due indebtedness to budgetary and (or) non-budgetary funds not later than twenty (20) business days from the reporting date.

4.4. From the date of signing this Agreement and within the whole period of the Facility validity, the Borrower shall notify the Creditor in writing:

- about changes in the administrative bodies of the Borrower (the Board of directors, the Management, the Head) - not later than five (5) business days from the effective date of such changes, with copies of all required documents confirming the new membership of the administrative bodies of the Borrower, certified by a notary;

- about changes in the constituent documents of the Borrower with a copy of amendments and additions to the constituent documents (registered in the order stipulated by law) and a copy of the certificate of registration in Uniform State Register of Legal Persons about state registration of changes in the constituent documents, certified by a notary - not later than five (5) business days from the date of registration of amendments and additions to the constituent documents of the Borrower;

- about changes among the shareholders of the Borrower, causing transfer of ownership for shares in excess of 25% (twenty five percent) of the share capital of the Borrower - not later than the period specified in this Agreement for providing financial statements.

4.5. The Borrower agrees, when signing this Agreement, to provide to the Creditor:

- a list of all accounts opened by the Borrower under bank account or bank deposit agreements in credit institutions in the territory of the Russian Federation, as well as in credit institutions and financial institutions outside the territory of the Russian Federation;

- a list of all court cases in the courts of general jurisdiction, arbitration courts, intermediate courts, in which the Borrower is a party, including the name of the court, the dispute essence, the claim amount and other information;

- information on issue of orders of enforcement of judiciaries to recover money from the Borrower, and also about enforcement proceedings in respect of the Borrower;

- information about arrest, pledge and other encumbrances of the Borrower.

During the period of the Facility, the Borrower shall promptly inform the Creditor about any changes in respect of any data and any information provided in accordance with this Paragraph 4.5.

4.6. The Borrower shall, within the term of the credit line does not consider its reorganization (in any form) or liquidation, as well as to change the basic type of business carried out by them on the date of signature of this Agreement without the prior written (not less than 10 (ten) business days) notice to creditors, not to take other actions that could complicate the implementation of this Agreement.

4.7. Borrower shall perform their obligations to maintain credit turnover on the conditions specified in Annex № 2 to this Agreement.

4.8. The maximum size of the total loan portfolio of the Borrower and the following legal entities: RM-Invest LLC (hereinafter referred to paragraph 4.8 of this - "Legal Entity") shall not exceed 310.000.000,00 (three hundred and ten million) Russian rubles.

Under the combined loan portfolio of the Borrower and the legal entity for the purposes of this clause 4.8 refers to:

- The total actual amount of obligations under existing loan facilities granted by the Creditor to the Borrower and the legal entity. Under the existing loan products in this paragraph means: loans provided under the loan agreement, loan agreement, the contract is a credit line, the agreement on the manner and conditions of credit agreements and contracts to open multi-currency credit facility, as well as an agreement to provide bank guarantee, an agreement on opening the letter of credit;

- The total actual amount of loans to the Borrower and the Entity to the existing loan products provided by other banks. Under the existing loan products in this paragraph means: loans provided under the loan agreement, loan agreement, an agreement on the opening of credit lines;

- The total maximum allowable amount of debt on current loan agreement the bank account (overdraft), signed by the Borrower and the Creditor with the Entity and other banks.

- The total actual amount of debt of the Borrower and the Entity contractual bond, financial leasing, loans from non-affiliated parties;

- The total amount of obligations of the Borrower and the Entity contractual guarantee for the obligations of a third party.

4.8.1. In order to monitor this indicator Borrower shall during the term of this Agreement, to grant to the Creditor a day for every single loan, as well as not later than April 15, May 15, August 15 and November 15 of each calendar year no later than one (1) month after the end of reporting period, the information signed by the manager (or persons acting head) and the chief accountant of the Borrower and the Company "RM-Invest" (under seal) of the total loan portfolio in the form agreed with the Creditor.

4.8.2. In the event of the Borrower's obligations to comply with the established in paragraph 4.8 the maximum size of aggregate loan Creditor may not grant loans to reduce the actual amount of the total loan portfolio, so that the actual size of the total loan portfolio consistent with limits.

4.9. From the date of signing of this Agreement and for the term of the Credit Facility Creditor, the Borrower shall notify its intention to exercise any borrowing of funds (in the form of credit or otherwise, and the return on a reimbursable basis, including the bill and bond issues) and / or the provision of guarantees borrower.

4.10. The Borrower Reaffirms its intention from the date of this Agreement and for the term of the Credit Facility to contact the Creditor and make deals with him in order to provide the Creditor to the Borrower services (directly or through third parties) as a financial consultant, agent for the financing or global coordinator and bookrunner, and shall inform the Creditor of the proposed acquisition or disposition by or affiliated parties of securities, financial assets or property, including securities of the Borrower, and the reorganization public offering of newly issued or existing shares or depositary receipts, issue bonds , credit notes or other securities, or private placement of securities in Russia or abroad, and to provide the Creditor, if permitted by applicable law, the opportunity to provide the above services to the Borrower on the terms proposed by another leading investment bank and is the most acceptable to the Borrower.

4.11. In case of arrears of more than three (3) working days to the existing loan products provided by the creditor and / or PAT "Alfa-Bank" and / or Amsterdam Trade Bank NV and / or of DB "Alfa-Bank" (Kazakhstan) (hereinafter - "the creditor bank") to the Borrower and / or the Company "RM-Invest" and / or JSC «SAT & COMPANY», the total debt of the above companies for 5 (five) working days from the date the arrears emergency declared for payment.

4.12. The Borrower shall furnish to the Creditor the right to grant other creditor banks about the origin and presence of arrears for more than three (3) working days for the purposes of implementation of paragraph 4.11. this Agreement.

5. PAYMENTS

5.1. Under this Agreement and its Additional Agreements, the Creditor shall withdraw the amounts of payments due to the Creditor from the Borrower's current account No. 40702810602720000110, maintained with the Creditor, in the currency of the Credit without additional orders (accept) issued by the Borrower.

5.1.1. Not later than 16 hours 00 minutes of the time zone specified in this Agreement, on the date of the Credit repayment, payment of interest or execution of any other monetary obligation of the Borrower under this Agreement, the Borrower shall ensure that the account referred to in paragraph 5.1 hereabove has a balance of funds not less than the amount of such liabilities.

All payments in favor of the Creditor under this Agreement shall be made by the Borrower so that the Creditor receives the amount due to him under this Agreement and its Additional Agreements in full.

5.2. The transfer of funds in favor of any of the Parties under this Agreement shall be confirmed by the Party-originator by furnishing the other Party with a copy of the payment document certifying that such transfer (payment order, payment telex, etc.) has been carried out.

5.3. If any payment under this Agreement falls on the day that is not a business day in Moscow, then the payment shall be made on the first following working day. This postponement of the payment will be taken into account when calculating the interest, that is, interest will be charged at the rate stipulated in this Agreement, including the date of actual transfer of funds to the Creditor’s account.

5.4. If any amount paid (including, by debiting the Borrower’s account by the Creditor without additional orders (accept) submitted by the Borrower) to the Creditor or the amount of recovered debt under this Agreement is less than the amount due to the Creditor to repay the debt in full, then received amount is utilized in the following order:

• first, to pay any costs incurred by the Creditor to acquire the amount due;

• second, to pay the commissions related to the Credits, opening or maintaining of the Credit line (if such commissions are established in this Agreement or the relevant Additional Agreement);

• third, to pay the accrued interest for the utilization of the Credits;

• fourth, for repayment of the Credits;

• fifth, to pay a penalty for late payment of commissions for the issue of Credits, opening or maintaining of the Credit line (if such commissions are established in this Agreement or the relevant Additional Agreement);

• sixth, to pay a penalty for the late payment of accrued interest;

• seventh, to pay a penalty for the late repayment of the principal amount of the Credits;

• eighth, for the payment of any amounts due to the Creditor under this Agreement or the relevant Additional Agreements.

In the event when the Creditor has other claims of the same category, but related to other agreements (contracts) with the Borrower, the order in which the indebtedness under this Agreement and any other agreement (contract) is to be repaid shall be determined by the Creditor.

5.5. The Borrower has the right to early repay the Credits and / or a part of the Credits received under the Additional Agreements to the Agreement. The Borrower shall furnish the Creditor with a written notice of early repayment two (2) business days prior to the proposed date of such repayment.

5.6. The Borrower commissions the Creditor to debit (without additional orders (accepts) issued by the Borrower, but on the basis of payment claims received from the Creditor) its currently established or prospective bank accounts, maintained by the Creditor in rubles and foreign currency, the funds in the amount of any default under this Agreement or any Additional Agreements, including the obligation of the Borrower to repay the principal amount of the Credits, the interest for the utilization of the Credits, fines, penalties and other charges set forth in this Agreement and its Additional Agreements, on the date on which such debt must be repaid, including the early recovery of the debt by the Creditor under the Credit (Credits).

The amounts to be written off from the Borrower’s bank accounts in a currency other than the currency of payment under this Agreement and its Additional Agreements are translated at the exchange rate established by the Creditor at the time of such write off.

The Borrower acknowledges that the condition referred to in this paragraph 5.6 expresses the Borrowers acceptance of all payment claims made by the Creditor in order to withdraw funds from the bank accounts of the Borrower under this Agreement and its Additional Agreements (“accept received in advance”).

5.7. The Borrower grants the Creditor the right to withdraw (without additional orders (accepts) issued by the Borrower, but on the basis of payment claims submitted by the Creditor) from the established or prospective accounts of the Borrower in Russian rubles in the third-party banks (hereinafter - the "service bank") funds in the amount of any unfulfilled obligations of the Borrower under this Agreement and its Additional Agreements, including the obligation to repay the principal amount of the Credits, the amount of interest for the utilization of the Credits, fines, penalties and other charges set forth in this Agreement and its Additional Agreements, on the date on which such debt must be repaid, including the early recovery of the debt by the Creditor under the Credit (Credits).

In order to implement the Creditor’s right to withdraw funds from the Borrower’s accounts specified in this Agreement, the Borrower shall:

- not later than three (3) working days from the date of opening of a current account in a service bank to notify the Creditor of such event in a written form, specifying the details of such account;

- to specify in the agreement with a service bank that it must not revoke the right of the Creditor to write off funds from the Borrower's current account in Russian rubles on the basis of payment claims issued by the Creditor till the complete fulfillment of the Borrower’s obligations under this Agreement and its Additional Agreements, and to issue an advanced order to the service bank not to revoke the acceptance of payment claims of the Creditor, including the claim of the Creditor to conclude an appropriate tripartite agreement between the Creditor, the Borrower and the service bank till the complete fulfillment of the Borrower’s obligations under this Agreement and its Additional Agreements;

- In the absence or insufficiency of funds in the Borrower’s current account in Russian rubles, maintained by the service bank, and in the presence of the current accounts in foreign currency in this service bank, the Borrower shall issue an order to the service bank not to revoke the orders to the service bank to sell foreign currency from the Borrower’s bank accounts in foreign currency in compliance with the conditions established by the service bank and to credit the amount of sold foreign currency to the Borrower’s account in Russian rubles for further write-off of the funds due to the Creditor in accordance with this Agreement and its Additional Agreements till the complete fulfillment of the Borrower’s obligations under this Agreement and its Additional Agreements; in among other things, the Borrower shall undertake to forward documents necessary for sale of foreign currency to the service bank, and to conclude an appropriate additional agreement to the bank account agreement with the service bank, and at the request of the Creditor, a tripartite agreement between the Creditor, the Borrower and the service bank.

6. LIABILITY OF PARTIES

6.1. In case of delay in repayment of loans, including, in accordance with paragraph 7.4 of this Agreement, the Creditor may charge the borrower a penalty of 0.2% (zero point two percent) of the defaulted obligation for each day, but not lower than the double rate refinancing, as of the date for which a penalty is accrued and charged. The penalty is calculated before the date of enrollment of all amounts credited to the Creditor’s account.

6.2. In case of late payment of interest and / or fees associated with credit, opening or maintaining a credit line (if the payment of the fees is specified by this Agreement), including, in accordance with paragraph 7.4 of this Agreement, the Creditor may charge the Borrower a penalty of 0.2% (zero point two percent) of the defaulted obligation for each day of delay, but not less than double the refinancing rate, actual for the date when the calculation of the fee is made. The penalty is calculated prior to reimbursement to the Borrower's debt at the Creditor’s account.

6.3. In the event of violation of Borrower's obligations to maintain credit turnover the conditions specified in Annex № 2 to this Agreement, the Creditor has the right to require the borrower to pay a penalty of 0.5% (zero point five percent) of the total outstanding obligations to maintain credit turnover, defined as the difference between the Creditor sized credit turnover for corresponding billing period, determined in accordance with the conditions of Annex 2 to this Agreement, and the actual size of the credit turnover for the same billing period. The penalty shall be paid by the Borrower not later than the day after the presentation of the relevant request by the Creditor.

6.5. In case of violation of the Borrower's obligations to the Creditor to provide the documents specified in paragraph 4.8.1 of this Agreement, the Creditor may require the Borrower to pay the penalty of 1,000.00 (one thousand) Russian rubles for each day of violation. The penalty shall be paid by the Borrower not later than the day after the presentation of the relevant request by the Creditor.

6.6. In case of violation of the Borrower's obligations determined by paragraphs 4.3, 4.4, 4.5, of this Agreement, the Creditor may require the Borrower to pay a penalty of

1,000.00 (one thousand) Russian rubles for each day of violation. The penalty shall be paid by the Borrower within three (3) calendar days from the date of the Creditor’s request of the penalty payment.

7. AGREEMENT VALIDITY PERIOD. BASES FOR EARLY TERMINATION

7.1. This Agreement shall enter into force when signed by the authorized officials of the Parties and is valid until complete fulfillment of the Parties' obligations under this Agreement.

7.2. The Creditor may close free balance credit limit and / or prematurely collect debts on loans, interest, other payments determined by this Agreement and / or in unilateral extrajudicial way terminate this Agreement in following cases:

a) delay in payment of accrued interest and / or fees (in whole or in part), also if the Borrower violates obligations determined by the paragraph 5.1.1 of this Agreement;

b) the Borrower violates the date (dates) of loan repayment, provided by the Additional Agreements to this Agreement, including the breach of obligations determined by paragraph 5.1.1 of this Agreement by the Borrower;

c) the excitation (or renewal) of the lawsuit against the Borrower or litigation presentation to the Borrower demanding payment of taxes or fees, or initiation of proceedings against the Borrower under the case on the tax or administrative offense;

d) seizure of the Borrower’s property;

e) failure to provide the documents to the Creditor and / or information required by paragraphs 4.3-4.5 of this Agreement, or identification of invalid or incomplete documents and / or information provided by the Borrower to the Creditor;

f) initiation of proceedings of forced liquidation or insolvency (bankruptcy) of the Borrower;

g) reorganization or winding up of the Borrower without the prior written notice to the Creditor;

h) termination or modification of the Borrower’s business activity carried out by him on the date of this Agreement without prior written notice to Creditor;

i) failure to comply with the terms of this Agreement on the proper use of Loans by the Borrower;

j) involving the head (heads) of the Borrower as a defendant in a criminal case;

k) transfer of the property by the Borrower without written consent of the Creditor in mortgage, lease, asset management, and encumber of the Borrower’s assets otherwise;

l) invalidation (for any reason) of the transaction (transactions) establishing to ensure fulfillment of the Borrower’s obligations under this Agreement;

m) significant changes in the management bodies of the Borrower (change of the general

Director, Board of Directors (Supervisory Board), and other authorities);

n) violation of the terms of this Agreement and its Supplementary Agreements by the Borrower, as well as violation by the Borrower and / or the Guarantor and / or pledgers of the other conditions and agreements made with Creditor;

o) deterioration of the financial position of the Borrower or the presence (appearance) of any other circumstances which, in the reasonable opinion of the Creditor, may complicate or make impossible the proper performance by the Borrower of its obligations under this Agreement and its Supplementary Agreements;

p) violation of the pledge Agreement (Agreements) by the Pledgor (Pledgors), made to secure Borrower’s performance of its obligations under this Agreement;

q) occurrence of the circumstances listed in subparagraphs "c", "d", "f", "g", "j" of this paragraph in respect of the Guarantor (Guarantors) under the Agreement (Agreements) made to secure Borrower’s performance of its obligations under this Agreement;

r) Borrower's failure in fulfillment of the obligations mentioned in paragraphs 4.12, 4.13 of this Agreement, and any other obligations that are not directly referred to in this paragraph 7.2, but determined by this Agreement and / or Addendum to it.

7.3. In case of early collection of the loan and / or early termination of this Agreement, on the grounds specified in paragraph 7.2 of this

Agreement, and in the cases provided by the legislation of the Russian Federation, the Creditor shall send the Borrower the notice with the request of early repayment of Loans, accrued interest and other payments determined in this Agreement, along with the reasons for the early recovery of the debt.

7.4. Borrower is required no later than in five (5) working days after receipt of the notification mentioned in paragraph 7.3., on the early recovery of debt under this Agreement to transfer the amount owed to the Creditor under the Loan (Loans), including outstanding loans, interest, penalties, and other payments determined by this Agreement.

8. MISCELLANEOUS

8.1. This Agreement shall be governed by and construed in accordance with the legislation of the Russian Federation.

Any disputes, controversy or claim arising out of this Agreement or connection with it, shall be settled by the Parties by means of negotiations. In the absence of understanding, the dispute between the Parties shall be considered by the Arbitration Court of Moscow.

8.2. Borrower’s assignment of its rights and obligations under this Agreement shall not be made without the prior written consent of the Creditor. Creditor may assign all or part of its rights and obligations under this Agreement.

8.3. All prior agreements, understandings, negotiations and communications between the Parties on the matters set forth in this Agreement prior to its signing, expire on the date of signature of this Agreement.

8.4. All letters, notices, announcements, and other communications of Parties should be addressed to each other in writing in accordance with the details provided in section 9 of this Agreement or in the Supplementary Agreements.

Messages can be sent to the Parties at the following methods of communication: fax, e-mail, telegraph (telegram with acknowledgment of receipt), mail (by registered letter with acknowledgment of receipt), courier services.

If one of the Parties messages using the telegraph, mail or courier services such communication shall be deemed received by the other Party at the moment designated in the notice of receipt, and in the case of fax and e-mail - after confirmation of receipt in the same form.

8.5. All changes and additions to this Agreement shall be valid only if they are made in writing and signed by authorized representatives of the Parties.

8.6. If one of the Parties change their e-mail or contact details, payment details or undergo reorganization or liquidation, one shall inform the other party in writing within five days from the effective date of the changes.

8.7. The Borrower confirms:

- His consent to disclosure of information to the Creditor of the main part of credit history.

- His consent to providing by the Creditor of the information determined in article 4 of the Law

"On Credit Histories", in the credit bureau in accordance with the current legislation of the Russian Federation.

Code of credit history subject: absent.

8.8. This Agreement is made in two copies, one copy for each party. Each instance has the same effect.

9. ADDRESSES AND REQUISITES OF THE PARTIES

CREDITOR: OJSC «Alpha-Bank», OGRN 1027700067328

Location: 107078, Moscow, Kalanchevskaya street, suite 27

“Saint-Petersburg” branch (mailing address):

191186, Saint-Petersburg, Griboedov canal embankment 6/2 А

Bank requisites: INN 7728168971, “Saint-Petersburg” branch

JSC «Alpha-Bank» correspondent account 30101810600000000786, BIK

044030786

Tel./Fax: 314-89-62 / 329-80-60

BORROWER: TOT MONEY LLC, OGRN 1127746225540

Location:

Mailing address:

127220, Moscow, 1-st Kvesisskaya street , suite 9 191119, Saint-Petersburg, Marata street, suite 82

Payment details: INN 7714868349,

account № 40702810602720000110 Additional Office «Kutuzovskiy» JSC "ALPHA-BANK",

correspondent account 30101.810.2.00000000593 at

Moscow main territorial directorate of the Central Bank of Russia, BIK 044525593

Tel./Fax:

10. SIGNATURES

BORROWER

General Director

/s/ Katsaev               (Katsaev H.C.)

stamp

CREDITOR

Deputy Director of Customer Service of the “Saint-Petersburg" Branch

/s/ Sokolov A.G.        (Sokolov A.G.)

Chief Accountant

/s/ Belousova S.G.     (Belousova S.G.)

stamp

Appendix №1

to the Loan Agreement on opening

of the revolving line of credit in Russian rubles

№00VL3L from August “17”, 2012

Supplement Agreement form

SUPPLEMENT AGREEMENT №___

to the Loan Agreement on opening of the revolving

line of credit in Russian rubles № 00VL3L

from August “ “ 2012

Saint-Petersburg “ “ 20

OPEN JOINT STOCK COMPANY ”ALFA-BANK”, PSRN 1027700067328, hereinafter referred to as “Creditor” represented by ¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬¬________________, acting on the basis of ______________on the one hand, and Limited responsibility society “TOT MANI” (PSRN1127746225540), hereinafter referred to as “Borrower” represented by _____________, acting on the basis of _______from the other hand, referred together herein as “Parties”, in addition to the Loan Agreement on opening the revolving line of credit in Russia rubles №00VL3L from August “ “2012, entered into between the Creditor and the Borrower, hereinafter named “Agreement”, entered into the Supplement Agreement on the following basis:

1. Under the Agreement the Creditor shall provide the Borrower with a Loan of ( ) Russian rubles.

The grant date of the Loan: “ “ 20_____

The loan maturity date of the Loan: “ “ 20

2. For the use of the Loan, the Borrower shall pay to the Creditor an interest at the rate of ___ % (percent) per annum.

3. The Borrower may pay back the Loan prior to the scheduled maturity date or a part of the Loan. The Borrower shall furnish the Creditor a written notice of early repayment for ( ) working days before the date of the long-term prepayment.

4. The Loan shall be supplied by transferring the Loan amount to the account of the Borrower №40702810602720000110, opened at the Creditor.

5. In all other respects the Parties shall be governed by the Agreement.

6. The given Supplement Agreement comes into effect on the date of signing by the authorized representatives of the Parties and constitutes the integral part of the Agreement.

SIGNITURES OF THE PARTIES

The BORROWER The CREDITOR

The Form is agreed between the Parties:

The BORROWER

General Director

___________(Katsaev Kh. Ts.)

The CREDITOR

Deputy Director of Customer Service of the

“Saint-Petersburg” branch

(Sokolov A.G.)

Chief accountant

(Belousova S.G.)

L.S.

Appendix № 2

to the Loan Agreement on opening

of the renewable line of credit in Russian rubles

№ 00VL3L from “17” August 2012

(hereinafter – Agreement)

OBLIGATIONS OF THE BORROWER

ON MAINTENANCE OF THE CREDIT TURNOVER

1. Beginning from 61 (the sixty first) day from the date of granting the first credit product and during all the period of Credit line validity the borrower is obliged to support a quarterly credit turnover according to the payment account No. 40702810602720000110 (hereinafter – “Account”), which was opened at the Creditor, in such a size that this turnover in the sum with a quarterly credit turnovers for the same payment quarter on the account of LLC “RM-Invest” No. 40702810732000001011, opened at the Creditor, would be not less than 150% (one hundred fifty percent) from the average sum of obligations in accordance with current credit products which are provided to the Borrower by the Creditor.

The credit turnover is defined as a total volume of receipts of monetary funds into the Account for the payment period. Thus transfers between the accounts of the Borrower opened at the Creditor, transfers from the accounts of the Borrower opened in other credit organizations, and also any receipts connected with granting and repayment of the credits (loans), issue and discharge of Borrower’s bills, with return of means from deposit accounts and accounts of repayment formation in accordance with letters of credit are not included in calculation of the credit turnover, which are not returns from production sales (goods, work, services).

The borrower is obliged to support the credit turnover for each payment period, including the first and last payment period.

The payment period is defined as the calendar quarter consisting of three consecutive calendar months, but herewith counting of quarters is kept from the beginning of a calendar year.

The first payment period is defined the VI quarter of 2012.

The last payment period is defined as a calendar quarter in which the Borrower completely canceled all the Credits which were provided according to the Agreement.

Current credit products are defined as any provided credits to the Borrower by the Creditor, including overdrafts and the credits (tranches) within credit lines, and also bank guarantees and the uncovered letters of credit opened on the instructions of the Borrower, which are given out in providing obligations of the Borrower.

The average sum of obligations on current credit products is defined as the average arithmetic value of all the total amounts of daily obligations of the Borrower, each of which is determined as the cumulative loan balance for the beginning of the working day from all the loan accounts opened by the Creditor for the Borrower, which is increased up to the most admissible sum of single loan of the Borrower (a loan limit) according to the overdraft, which is established by the relevant agreement on crediting of the bank account (the overdraft), and the sum of obligations of the Borrower in accordance with the contracts on providing bank guarantees (at a rate of the total amount of the responsibility limit of the Creditor on the guarantees issued) and in accordance with the contracts on opening of uncovered letters of credit (at a rate of total amount of obligations of the Creditor according to open uncovered letters of credit). At that the cumulative sum of obligations of the Borrower for the beginning of the day off is accepted as an equal cumulative sum of obligations of the Borrower for the end of the previous working day.

Days of the payment period, when the Borrower has no obligations on credit products, are not subject to an exception and are considered at calculation of the average sum of obligations.

Obligations on such a credit product are not considered at calculation of the average sum of obligations, and are not included in the date of granting a credit product, and they are equal to zero. Obligations on it as of the beginning of the working day are considered in the full sum (without repayment) at calculation of the average sum of obligations for the payment period, and they are included in the repayment date (completely or partially).

Obligations of the Borrower on the credit product, which are completely ceased during the payment period, are not subject to an exception and are considered at calculation of the average sum of obligations for this payment period.

2. The Credit turnover is repaid by the Creditor in Russian rubles. If any of the amounts used for calculation of the Credit turnover amount are expressed in a foreign currency, than such amounts are converted into Russian rubles according to the official exchange rate against the Russian ruble, established by the Bank of Russia on the 1-st day of the relevant accounting period.

3. In case of breach of obligations by the Borrower concerning the maintenance of the Credit turnover, the Creditor may demand a penalty payment made by the Borrower, specified in Article 6 of the Agreement, and also may take the advantage of the rights set in the 7.2 point of the Agreement or at the discretion of the Creditor may demand only a penalty payment made by the Borrower.

SIGNITURES OF THE PARTIES

The Form is agreed between the Parties:

The BORROWER

General Director

___________  (Katsaev Kh. Ts.)

The CREDITOR

Deputy Director of Customer Service of the “Saint-Petersburg” branch

___________ (Sokolov A.G.)

Chief accountant

___________ (Belousova S.G.)